NEWS RELEASE
Release Date: January 24, 2007 at 7:00 a.m. EST

KNBT BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END
RESULTS AND DECLARATION OF QUARTERLY DIVIDEND

Lehigh Valley, Pennsylvania (January 24, 2007)-KNBT Bancorp, Inc. (NASDAQ/NMS “KNBT”), the holding company for Keystone Nazareth Bank & Trust Company (the “Bank”), today reported net income of $6.3 million for the quarter ended December 31, 2006 compared to $5.4 million for the quarter ended December 31, 2005, an increase of $855,000 or 15.7%. KNBT also announced earnings for the year ended December 31, 2006 of $23.6 million, an increase of $2.8 million or 13.3% over 2005. Diluted earnings per share increased to $0.24 or 26.3% for the quarter ended December 31, 2006 compared to $0.19 per share for the same quarter in 2005. For the year ended December 31, 2006, diluted earnings per share increased 22.5% to $0.87 per share compared to $0.71 for the same period in 2005.

KNBT also announced that the Board of Directors declared a dividend of $0.08 per share payable on March 1, 2007 to shareholders of record on February 12, 2007.

KNBT repurchased 10,500 shares of common stock during the fourth quarter at an average cost of $15.94 a share bringing the total shares purchased for the full year to 2,424,342 at an average cost of $16.19 a share. As of December 31, 2006, there are 2,735,660 shares remaining to be purchased pursuant to KNBT’s current repurchase program.

Scott V. Fainor, President and Chief Executive Officer of KNBT stated, “We are pleased with our financial performance for the fourth quarter and full year 2006. However, like most financial institutions, we continue to be challenged by an economic environment where the yield curve has shifted from flat to inverted. The breadth of financial solutions that we are able to offer our customers has grown our non-interest income supporting earnings growth for the quarter and year. We continue to grow commercial loans, resulting in an improved earning asset mix and a shift in our overall loan portfolio composition. Our focused underwriting standards continue to support our excellent asset quality and we continue to demonstrate our commitment to enhance shareholder value by executing our third stock repurchase program.”

“We are proud of our 2006 accomplishments and the progress that we have made towards our strategic goals. Our completion of the acquisition of the Paragon Group, Inc., the parent holding company for The Trust Company of Lehigh Valley in February 2006, enabled us to form the KNBT Wealth Management Group. In an effort to improve operational efficiency, we rationalized the KNBT branch network, completing a number of branch openings and consolidations, including the sale of our two Columbia County offices in December 2006. Committed to delivering unmatched personal service, we implemented new training programs and technology, all aimed at building customer relationships and enhancing service,” Fainor concluded.

Net Interest Income and Net Interest Margin

Net interest income decreased by $343,000 or 1.9% to $17.6 million for the fourth quarter of 2006 compared to $18.0 million in the third quarter of 2006. Net interest income for the year ended December 31, 2006 decreased $667,000 to $72.9 million, a 0.9% decrease compared to 2005. Average interest-earning assets decreased by $45.3 million to $2.6 billion for the quarter ended December 31, 2006 compared to the quarter ended September 30, 2006. For the year ended December 31, 2006 average-earning assets increased $43.3 million to $2.6 billion compared to the year ended December 2005. This increase was comprised primarily of a decrease in investments of $165.4 million, an increase in loans of $254.1 million and a decrease in other earning assets, primarily interest-bearing balances, of $45.4 million.

The net interest margin on a tax-equivalent basis for the quarter ended December 31, 2006 declined to 2.78% compared to 2.79% for the third quarter of 2006 and 2.82% for the fourth quarter of 2005. On a tax-equivalent basis, the net interest margin for 2006 was 2.84%, a decrease of 12 basis points compared to 2005.

KNBT presents its net interest margin on a tax equivalent basis because management believes that such a presentation provides information that is more useful for a proper understanding of KNBT’s operating results. These disclosures should neither be viewed as a substitute for operating results determined in accordance with generally accepted accounting principles nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Without the adjustment for tax-free income, the net interest margin was 2.75%, 2.76% and 2.74% for the quarters ended December 31, 2006, September 30, 2006 and December 31, 2005, respectively. Without the adjustment, the net interest margin for 2006 was 2.79% compared to 2.86% for 2005.

Provision for Loan Losses and Related Allowance for Loan Losses

The provision for loan losses for the quarter ended December 31, 2006 was $1.0 million compared to $365,000 for the quarter ended September 30, 2006 and $852,000 for the quarter ended December 31, 2005. At December 31, 2006, KNBT’s total non-performing assets were $6.0 million compared to $9.2 million at December 31, 2005. The ratio of non-performing assets to total assets was 0.21% at December 31, 2006. At December 31, 2006, KNBT’s $17.0 million allowance for loan losses equaled 287.57% of its non-performing loans and 1.05% of its total loans.

Non-Interest Income and Non-Interest Expense

Non-interest income was $12.4 million for the fourth quarter of 2006, an increase of $2.2 million compared to the third quarter of 2006. The primary component of this increase was the $3.5 million gain on the sale of two branches completed in December. Securities gains decreased by $1.4 million.

Non-interest income for the year ended December 31, 2006 increased $15.6 million or 59.2% compared to $26.4 million for year ended December 31, 2005. This increase was primarily due to an increase of $2.8 million generated by the Insurance group, a $3.8 million increase in wealth management service fees, an increase in deposit service charges of $1.2 million, a $3.5 million gain on the sale of branches, a gain on the extinguishment of debt of $1.2 million and a $2.4 million increase in security gains.

Non-interest expense was $19.8 million for the quarter ended December 31, 2006, an increase of $584,000 or 3.0% over the third quarter for 2006. Employee expense and occupancy and equipment expense declined a total of $365,000. Other expenses increased $949,000 primarily reflecting increases in advertising and marketing, office and postage and professional services expense.

On an annual basis, non-interest expense increased by 15.9% or $10.7 million to $77.9 million from the 2005 level. The majority of the increase was attributable to increased salaries and benefit expense of $6.7 million, net occupancy and equipment expense of $1.8 million and other miscellaneous expenses of $2.3 million primarily comprised of increases in lending expenses of $442,000, data processing costs of $457,000, professional fees of $728,000, and an increase in the amortization of intangibles resulting from our acquisitions of $599,000.

Income Tax Expense

Income tax expense for the quarter ended December 31, 2006 increased $225,000 or 8.4% from the third quarter 2006 due primarily to the increase in income before income taxes. For the year ended December 31, 2006, such expense increased $943,000 or 10.3% due in part to the increase in income before income taxes.

The effective tax rates were 31.5% for the fourth quarter of 2006 and 31.1% for the third quarter of 2006; on an annual basis, the effective tax rate was 30.0% for 2006 and 30.5% for 2005.

Balance Sheet Overview

KNBT’s total assets were $2.9 billion at December 31, 2006, essentially unchanged from September 30, 2006, and a decrease of $183.0 million from $3.1 billion at December 31, 2005.

As of December 31, 2006, the loan portfolio increased $137.4 million to $1.6 billion, an increase of 9.4% compared to December 31, 2005. Deposits increased $55.3 million or 3.0% to $1.9 billion compared to $1.8 billion at December 31, 2005. Loan increases are net of the sale of $18.2 million of loans as part of the branch sales; deposit growth is net of the sale of $34.4 million of deposits as part of the branch sale. Advances from the Federal Home Loan Bank (“FHLB”) decreased by $186.0 million or 26.4% to $519.2 million at December 31, 2006 from December 31,2005. In addition, during the fourth quarter of 2006, loans grew at an annualized rate of 7.4% and deposits grew at an annualized rate of 4.0%.

KNBT’s total shareholders’ equity decreased by $20.5 million to $356.0 million at December 31, 2006 compared to December 31, 2005. The decrease was the result of the repurchase of KNBT common stock at a cost of $39.2 million and the declaration of cash dividends totaling $8.6 million, offset partially by KNBT’s net income for 2006 of $23.6 million.

About KNBT Bancorp, Inc.

KNBT Bancorp, Inc. is the parent bank holding company for Keystone Nazareth Bank & Trust Company. Keystone Nazareth Bank & Trust Company is a Pennsylvania-chartered savings bank headquartered in Bethlehem, Pennsylvania with 55 branch offices in Lehigh, Northampton, Carbon, Monroe, Luzerne and Schuylkill Counties, Pennsylvania.

Website: www.knbt.com

Contacts:

Scott V. Fainor, President and Chief Executive Officer, KNBT Bancorp, Inc. and Keystone
Nazareth Bank & Trust Company, 610-861-5000

Eugene T. Sobol, Senior Executive Vice President, Chief Financial Officer and Treasurer, KNBT Bancorp, Inc. and Keystone Nazareth Bank & Trust Company, 610-861-5000

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to KNBT’s management's intentions, plans, beliefs, expectations or opinions or with respect to the operation of KNBT or its subsidiaries. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of KNBT and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) economic and competitive conditions which could affect the volume of loan originations, deposit flows and real estate values; (2) the levels of non-interest income and expense and the amount of loan losses; (3) competitive pressure among depository institutions increases significantly; (4) changes in the interest rate environment may reduce interest margins; (5) general economic conditions, either nationally or in the markets in which KNBT is doing business, are less favorable than expected; (6) acquisitions may result in large one-time charges to income, may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated and may result in unforeseen integration difficulties; (7) legislation or changes in regulatory requirements adversely affect the business in which KNBT is engaged; and other factors discussed in the documents filed by KNBT with the Securities and Exchange Commission ("SEC") from time to time. Copies of these documents may be obtained from KNBT upon request and without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov. KNBT undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

# # #

KNBT Bancorp, Inc.
Consolidated Statements of Income
(unaudited)

	For the Three Months Ended
	Dec. 31,	Sept 30,	June 30,	Mar. 31,	Dec. 31,
	2006	2006	2006	2006	2005
	(in thousands except per share data)
Interest income	$37,719	$37,769	$36,661	$36,272	$37,129

Interest expense	20,087	19,794	18,140	17,536	17,959

Net interest income	17,632	17,975	18,521	18,736	19,170

Provision for loan losses	1,014	365	1,200	750	852

Net interest income after
provision for loan losses	16,618	17,610	17,321	17,986	18,318

Non-interest income:
Deposit service charges	2,430	2,456	2,340	2,186	2,285
Securities gains	6	1,440	1,597	138	44
Gain on extinguishment of debt	-	-	-	1,179	-
Gain on sale of branches	3,502	-	-	-	-
Wealth management income	2,213	2,061	2,302	1,921	1,528
Bank-owned life insurance	884	835	781	774	790
Insurance group income	2,137	2,146	2,395	1,923	2,062
Other	1,197	1,235	1,034	959	957

Total non-interest income	12,369	10,173	10,449	9,080	7,666

Non-interest expenses:
Salaries, wages and employee benefits	11,173	11,265	11,147	10,674	10,259
Net occupancy and equipment expense	2,898	3,171	2,964	3,264	3,018
Other	5,716	4,767	5,289	5,576	5,145

Total non-interest expense	19,787	19,203	19,400	19,514	18,422

Income before income taxes	9,200	8,580	8,370	7,552	7,562

Income tax expense	2,894	2,669	2,464	2,072	2,111

Net income	$6,306	$5,911	$5,906	$5,480	$5,451

Per Common Share Data

Weighted average common shares- diluted	26,578,083	26,540,660	27,805,107	28,425,764	29,316,598
Weighted average common shares- basic	26,303,917	26,355,973	27,381,824	28,045,012	28,927,609
Net income per share- diluted	$0.24	$0.22	$0.21	$0.19	$0.19
Net income per share- basic	$0.24	$0.22	$0.22	$0.20	$0.19
Book value	$13.52	$13.29	$12.83	$13.03	$13.19
Tangible book value	$8.52	$8.26	$7.86	$8.32	$8.84

KNBT Bancorp, Inc.
Asset Quality
(unaudited)

	At Period End or
	For the Three Months Ended
	Dec. 31,	Sept 30,	June 30,	Mar. 31,	Dec. 31,
	2006	2006	2006	2006	2005
	(dollars in thousands)

Non-accruing loans	$4,869	$5,467	$6,066	$6,951	$6,839
Accruing loans 90 days
or more past due	1,058	775	988	1,258	2,167
Total non-performing loans	5,927	6,242	7,054	8,209	9,006

Other real estate owned	32	205	322	242	162
Total non-performing assets	$5,959	$6,447	$7,376	$8,451	$9,168

Total non-performing loans
as a percentage of loans, net	0.37%	0.40%	0.46%	0.56%	0.61%
Total non-performing loans
as a percentage of total assets	0.20%	0.21%	0.24%	0.27%	0.29%
Total non-performing assets
as a percentage of total assets	0.21%	0.22%	0.25%	0.28%	0.30%

Allowance for loan losses,
beginning of period	$16,630	$16,600	$15,963	$15,964	$15,754
Provision for loan losses	1,014	365	1,200	750	852
Total charge offs	(705)	(413)	(754)	(836)	(734)
Recoveries on loans previously
charged-off	105	78	191	85	92
Net loans charged off	(600)	(335)	(563)	(751)	(642)

Allowance for loan losses, at
period end	$17,044	$16,630	$16,600	$15,963	$15,964

Allowance for loan losses at period end to:
Average net loans	1.07%	1.06%	1.11%	1.09%	1.10%
Total loans at period end	1.05%	1.05%	1.08%	1.07%	1.08%
Non-performing loans	287.57%	266.42%	235.33%	194.46%	177.26%

KNBT Bancorp, Inc.
(unaudited)

	For the Three Months Ended
	Dec. 31,	Sept 30,	June 30,	Mar. 31,	Dec. 31,
Balances (Period End)	2006	2006	2006	2006	2005
	(dollars in thousands)
Assets	$2,898,827	$2,926,763	$2,994,485	$3,002,004	$3,081,809
Total earning assets:	2,535,197	2,556,670	2,631,759	2,646,728	2,731,470
Investment securities	923,110	946,593	1,022,900	1,142,481	1,206,880
Net loans	1,603,122	1,574,022	1,523,847	1,474,158	1,465,764
Commercial	600,058	559,054	536,947	513,891	508,614
Mortgage	507,919	499,877	503,946	484,500	479,351
Consumer	512,189	531,721	499,554	491,730	493,763
Less: Allowance for loan loss	(17,044)	(16,630)	(16,600)	(15,963)	(15,964)
Loans held for sale	1,994	2,264	20	-	556
Other earning assets	6,971	33,791	84,992	30,089	58,270
Goodwill and other intangible assets	132,866	134,243	135,132	133,103	129,918
Total deposits:	1,907,547	1,888,636	1,912,797	1,875,359	1,852,251
Non-interest bearing deposits	206,972	197,612	205,847	202,572	194,549
Interest-bearing checking	241,567	232,775	238,715	239,440	233,520
Money market	532,824	452,196	438,457	390,050	395,893
Savings	214,949	230,157	252,435	264,949	264,223
Certificates of deposit	593,079	653,602	654,583	648,386	634,252
IRA & Keogh	118,156	122,294	122,760	124,987	124,814
Brokered CDs	-	-	-	4,975	5,000
Other borrowings	45,296	46,513	54,862	36,887	76,932
Subordinated debt	38,406	38,525	38,642	38,758	38,872
Federal Home Loan Bank advances	519,161	568,861	613,487	659,615	705,125
Shareholders' equity	356,026	349,715	341,823	359,773	376,552
	For the Three Months Ended
	Dec. 31,	Sept 30,	June 30,	Mar. 31,	Dec. 31,
Balances (Daily Average)	2006	2006	2006	2006	2005
	(dollars in thousands)
Assets	$2,917,925	$2,964,750	$2,975,532	$3,018,876	$3,143,896
Total earning assets:	2,560,145	2,605,410	2,619,100	2,672,203	2,797,894
Investment securities	920,940	1,013,377	1,096,658	1,178,368	1,226,278
Net loans	1,588,064	1,563,182	1,499,584	1,470,654	1,449,526
Commercial	571,102	547,357	526,522	515,424	498,080
Mortgage	506,344	506,735	493,575	480,156	475,352
Consumer	527,281	525,707	495,589	490,956	491,930
Less: Allowance for loan loss	(16,662)	(16,617)	(16,102)	(15,882)	(15,836)
Loans held for sale	1,880	29	330	559	1,194
Other earning assets	49,261	28,823	22,528	22,622	120,896
Goodwill and other intangible assets	133,811	134,757	134,543	130,707	130,168
Total deposits:	1,894,407	1,899,642	1,853,122	1,814,393	1,821,061
Non-interest bearing accounts	196,362	195,523	196,149	185,614	186,819
Interest-bearing checking	234,670	236,346	233,862	229,219	228,339
Money market	494,093	448,266	380,712	370,750	384,030
Savings	223,941	239,887	257,816	260,759	270,277
Certificates of deposit	624,009	657,002	656,589	638,223	620,794
IRA & Keogh	121,332	122,618	124,222	124,849	125,803
Brokered CDs	-	-	3,772	4,979	5,000
Other borrowings	58,760	52,827	48,809	68,182	70,559
Subordinated debt	38,474	38,585	38,713	38,831	38,941
Federal Home Loan Bank advances	539,100	594,691	645,831	693,955	796,057
Shareholders' equity	353,777	344,380	356,669	370,395	382,164

KNBT Bancorp, Inc.
(unaudited)

	For the Three Months Ended
	Dec. 31,	Sept 30,	June 30,	Mar. 31,	Dec. 31,
Ratios	2006	2006	2006	2006	2005
Return on average equity	7.13%	6.87%	6.62%	5.92%	5.71%
Return on average tangible equity (1)	11.40%	11.11%	10.77%	9.22%	8.55%
Return on average assets	0.86%	0.80%	0.79%	0.73%	0.69%
Net interest margin	2.78%	2.79%	2.90%	2.89%	2.82%
Efficiency ratio	64.52%	66.70%	64.95%	67.69%	66.27%
Shareholders' equity to total assets	12.28%	11.95%	11.42%	11.98%	12.22%
Tangible equity to total assets	7.74%	7.42%	6.99%	7.65%	8.19%

(1) Reconciliation Table for Non-GAAP
Financial Measures

Return on average equity	7.13%	6.87%	6.62%	5.92%	5.71%
Effect of goodwill and intangibles	4.27%	4.24%	4.15%	3.30%	2.84%
Return on average tangible equity	11.40%	11.11%	10.77%	9.22%	8.55%

Average tangible equity excludes acquisition
related average goodwill and intangibles:

Average equity	$353,777	$344,380	$356,669	$370,395	$382,164
Average goodwill and intangibles	(132,565)	(131,478)	(137,305)	(132,756)	(127,038)
Average tangible equity	$221,212	$212,902	$219,364	$237,639	$255,126

KNBT Bancorp, Inc.
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Year Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2006	2005	2006	2005
	(in thousands, except per share data)

Interest income	$37,719	$37,129	$148,421	$132,150

Interest expense	20,087	17,959	75,557	58,619

Net interest income	17,632	19,170	72,864	73,531

Provision for loan losses	1,014	852	3,329	2,780
Net interest income after
provision for loan losses	16,618	18,318	69,535	70,751

Non-interest income:
Deposit service charges	2,430	2,285	9,412	8,209
Securities gains	6	44	3,181	770
Gain on extinguishment of debt	-	-	1,179	-
Gain on sale of branches	3,502	-	3,502	-
Wealth management income	2,213	1,528	8,497	4,661
Bank-owned life insurance	884	790	3,274	2,937
Insurance group income	2,137	2,062	8,601	5,841
Other income	1,197	957	4,425	4,008
Total non-interest income	12,369	7,666	42,071	26,426

Non-interest expense:
Salaries, wages and employee benefits	11,173	10,259	44,259	37,583
Net occupancy and equipment expense	2,898	3,018	12,297	10,519
Other expenses	5,716	5,145	21,348	19,093
Total non-interest expense	19,787	18,422	77,904	67,195

Income before income taxes	9,200	7,562	33,702	29,982

Income tax expense	2,894	2,111	10,099	9,156

Net income	$6,306	$5,451	$23,603	$20,826

Net income per share- diluted	$0.24	$0.19	$0.87	$0.71
Net income per share- basic	$0.24	$0.19	$0.87	$0.72